EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Equity Compensation Plan of MFA Financial, Inc. of our reports dated February 11, 2010, with respect to the consolidated financial statements of MFA Financial, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of MFA Financial, Inc. filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York
May 26, 2010